EXHIBIT 21.1
INFINERA CORPORATION
SUBSIDIARIES
Infinera Acquisition Corporation (Delaware)
Infinera Argentina S.A. (Argentina)
Infinera Asia Limited (Hong Kong)
Infinera India Private Limited (India)
Infinera International Corporation (Delaware)
Infinera Japan K.K. (Japan)
Infinera Limited (United Kingdom)
Infinera Technology (Beijing) Co., Ltd. (China)
Infinera Optics B.V. (The Netherlands)
Infinera GmbH (Germany)
Infinera Canada Inc. (Canada)
LLC Infinera (Russia)
Infinera Mexico, S. de R.L. de C.V. (Mexico)
Transmode AB (Sweden)
Transmode (UK) Ltd. (United Kingdom)
Transmode Systems AB (Sweden)
Transmode Systems Asia Pte. Ltd. (Singapore)
Transmode Systems Canada Inc. (Canada)
Transmode Systems Hong Kong Ltd. (Hong Kong)
Transmode Systems Italy S.r.l. (Italy)